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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. _____________)*

                           Kaiser Group Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    483059101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 23, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           [ ]  Rule 13d-1(b)

           [X]  Rule 13d-1(c)

           [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                Page 1 of 6 pages

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CUSIP NO. 483059101                SCHEDULE 13G
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          TENNENBAUM & CO., LLC; IRS NO. 95-4587347
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
          (SEE INSTRUCTIONS)                                          (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION       DELAWARE

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER        277,924
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER   277,924

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  277,924

          ---------------------------------------------------------------------

 (10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      17.5%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)       OO

          ---------------------------------------------------------------------

          ---------------------------------------------------------------------

          ---------------------------------------------------------------------

          ---------------------------------------------------------------------

          ---------------------------------------------------------------------

          ---------------------------------------------------------------------




                                Page 2 of 6 pages

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CUSIP NO. 483059101                SCHEDULE 13G
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          MICHAEL E. TENNENBAUM; SS NO. : ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)   [ ]
          (SEE INSTRUCTIONS)                                          (b)   [X]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION       UNITED STATES

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER        277,924
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER   277,924

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  277,924

          ---------------------------------------------------------------------

 (10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      17.5%

          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)        IN

          ---------------------------------------------------------------------

          ---------------------------------------------------------------------

          ---------------------------------------------------------------------

          ---------------------------------------------------------------------

          ---------------------------------------------------------------------

          ---------------------------------------------------------------------



                                Page 3 of 6 pages

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ITEM 1.

         (a) Name of Issuer:                   Kaiser Group Holdings, Inc.

         (b) Address of Issuer's Principal     9300 Lee Highway
             Executive Offices:                Fairfax, Virginia 22031-1207



ITEM 2.

         (a) Name of Person Filing   Tennenbaum & Co., LLC
                                     Michael E. Tennenbaum

         (b) Address of Principal Business         11100 Santa Monica Blvd.
             Office or, if none, Residence         Suite 210
                                                   Los Angeles, CA 90025
                                                   (for both reporting persons)

         (c) Citizenship   United States

         (d) Title of Class of Securities    Common Stock

         (e) CUSIP Number    483059101


ITEM 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e) [ ] An investment adviser in accordance with Section
                 240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.  Ownership.

         See Items 5 through 9 and 11 of cover page(s) as to each reporting person.


                                Page 4 of 6 pages

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ITEM 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.


         N/A


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company


         N/A


ITEM 8.  Identification and Classification of Members of the Group


         N/A


ITEM 9.  Notice of Dissolution of Group


         N/A


ITEM 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 14, 2001



        /s/ Michael E. Tennenbaum
-----------------------------------------------
Michael E. Tennenbaum, individually and as
managing member of Tennenbaum & Co., LLC





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